ESCROW AGREEMENT


     THIS Escrow Agreement (the "Agreement") is made and entered into as of this 11th day of January, 2000, by and between Bond Purchase, L.L.C., a Missouri limited liability company ("Bond Purchase") and Assured Quality Title Company, a Missouri corporation located at 1001 Walnut, Kansas City, Missouri 64106 ("Assured").

     WHEREAS, Bond Purchase is contemporaneously making a tender offer (the "Tender Offer") to purchase limited partnership units ("Units") of McNeil Real Estate Fund XX, L.P., a California limited partnership ("McNeil XX"), pursuant to certain terms and conditions more specifically described in that certain Offer to Purchase dated January 13, 2000 (the "Offer to Purchase"); and

     WHEREAS, pursuant to the terms of the Offer to Purchase, Bond Purchase intends to utilize its own working capital (the "Bond Purchase Capital") to fund the purchase of Units; and

     WHEREAS, to provide adequate assurances to the limited partners of McNeil XX that Bond Purchase has sufficient funds available to consummate the Tender Offer, Assured has agreed to act as escrow agent and escrow the Bond Purchase Capital for payment of the purchase of Units pursuant to the Tender Offer; and

     WHEREAS, Bond Purchase desires to appoint Assured as escrow agent ("Escrow Agent") and make arrangements for the delivery and possession of the Escrow Fund (as defined below); and

     WHEREAS, Assured is willing to act as such Escrow Agent for purposes of receiving, holding and distributing the Escrow Fund in accordance with the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

     1. ESTABLISHMENT OF ESCROW FUND. Bond Purchase hereby agrees to deposit Four Million Seven Hundred Fifty-One Thousand Dollars ($4,751,000) (the "Escrow Fund") with the Escrow Agent, which hereby acknowledges receipt thereof as the Escrow Fund.

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     2. APPOINTMENT OF ESCROW AGENT.

     (a) Bond Purchase hereby appoints Assured as Escrow Agent under this Agreement, and Assured accepts such appointment, for the purpose of receiving, holding, investing and distributing the Escrow Fund in the manner hereinafter described for the benefit of Bond Purchase.

     (b) Escrow Agent shall be entitled to a reasonable administration fee (the "Administration Fee") and reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of its duties under this Agreement. Responsibility for such Administration Fee and expenses shall be borne by Bond Purchase, and such Administration Fee and expenses may be paid directly from proceeds of the Escrow Fund.

     (c) Escrow Agent may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed by it to be genuine and may assume and shall be protected in assuming that any person purporting to give any notice or instructions in accordance with this Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions.

     (d) In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Fund which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall, without liability of any kind, be entitled to hold the Escrow Fund, pending the resolution of such uncertainty to Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Fund with the clerk of any other court of competent jurisdiction.

     (e) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and shall not be bound in any way by any agreement between Bond Purchase and any third party (whether or not Escrow Agent has knowledge thereof).

     (f) Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement (provided that Escrow Agent shall be liable for its gross negligence or willful misconduct), and may consult with counsel of its own choice and shall have full and

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complete  authorization  and  protection  for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

     3. INDEMNIFICATION. Bond Purchase agrees to indemnify Escrow Agent, its directors, officers, agents and employees and any person who "controls" the Escrow Agent within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, the "Indemnified Parties") against, and hold them harmless from, any and all loss, liability, cost, damage and expense, including, without limitation, costs of investigation and reasonable counsel fees and expenses, which any of the Indemnified Parties may suffer or incur by reason of any action, claim or proceeding brought against any of the Indemnified Parties, arising out of or relating in any way to this Agreement, other than any action, claim or proceeding to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party. The provisions of this Section 3 shall survive the termination of this Agreement.

     4. INVESTMENT OF ESCROW FUND. Escrow Agent shall invest the Escrow Fund in an interest bearing account designated in writing by Bond Purchase.

     5. DISTRIBUTION OF ESCROW FUND. The Escrow Agent shall distribute the Escrow Fund as follows:

     (a) In the event that Bond Purchase desires or is obligated to consummate the Tender Offer, Bond Purchase shall execute, and deliver to Escrow Agent, (i) a certificate stating that Bond Purchase is consummating the Tender Offer and needs to draw on the Escrow Fund to fund payment to the tendering limited partners of McNeil XX (the "Consummation Certificate").

     (b) Upon receipt of the Certificate by Escrow Agent, Escrow Agent shall, as soon as is reasonably practical, distribute that portion of the Escrow Fund to Bond Purchase that is equal to the amount required by Bond Purchase to consummate the Tender Offer (the "Payment Amount").

     (c) After distribution of the Payment Amount, any and all amounts remaining in the Escrow Fund shall be distributed to Bond Purchase by Escrow Agent as soon as is reasonably practicable.

     (d) In the event the Tender Offer is terminated on or after the expiration date of the Tender Offer as a result of any or all of the conditions of the Offer not having been satisfied or waived, Bond Purchase shall execute and deliver to Escrow Agent a certificate stating that Bond Purchase has terminated the Tender Offer as a result of any or all of the

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conditions  of the  Offer  not  being  satisfied  or  waived  (the  "Termination
Certificate"). Upon receipt of the Termination Certificate, Escrow Agent shall, as soon as is reasonably practicable, distribute the Escrow Fund to Bond Purchase, less any reasonable out-of-pocket expenses previously incurred by Escrow Agent in connection with fulfilling its obligations under this Agreement.

     (e) All interest earned with respect to the Escrow Fund ("Earnings") shall be added to the Escrow Fund and held, invested and distributed as provided herein. The Earnings shall constitute taxable income of Bond Purchase when received or earned by the Escrow Fund. Escrow Agent shall prepare and timely file appropriate information returns and statements as required by law reporting the Earnings as taxable income to Bond Purchase.

     6. NOTICES. All notices and other communications hereunder shall be given to Bond Purchase at 1100 Main Street, Suite 2100, Kansas City, Missouri 64105 and to Escrow Agent at 1001 Walnut, Kansas City, Missouri 64106.

     7. CONFIDENTIALITY. Until such time as Bond Purchase's Schedule 14d-1 in connection with the Tender Offer is filed with the Securities and Exchange
Commission:

     (a) Any confidential or proprietary matters or information (including any information concerning the Tender Offer) obtained by any party to this Agreement respecting another party to this Agreement, or any of such party's affiliates, during the course of preparing, documenting or administering the escrow contemplated hereby; the existence of this Agreement and the Tender Offer; and the terms of this Agreement and the Tender Offer (except for information that is generally available to the public other than as a result of a disclosure by the recipient or his or its representatives or otherwise available to the recipient on a non-confidential basis), will be kept in strict confidence by the recipient and will not be disclosed by the recipient to any third party without the prior written consent of the other parties to this Agreement; provided, however, that all or any portion of such information may be disclosed by the recipient (i) to the extent required by applicable law or (ii) to any third party professional adviser, attorney, accountant or lender associated with the recipient who needs to know such confidential information to assist the recipient in connection with the escrow; the recipient shall inform such third parties of the confidential nature of such information and direct such third parties to treat such information in a manner consistent with this Section 7(a); and

     (b). Escrow Agent shall not issue any public announcement concerning the escrow or the Tender Offer without the prior written approval of Bond Purchase, unless in the opinion of any of the parties' legal counsel an announcement is required to be made to


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comply with the  requirements of applicable law or regulation,  in which event a facsimile transmission of the text of any such arrangement will be sent to the other parties as soon as possible before or, only if necessary, after making such announcement.

     8. MISCELLANEOUS.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without giving effect to its conflicts of law provisions.

     (b) The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (c) This Agreement and the respective rights and obligations of the parties hereunder shall not be assignable by any party hereto without the prior written consent of the other parties.

     (d) This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations and understandings relating to the subject matter hereof.

     (e) The failure of any party at any time or from time to time to require performance of the terms of this Agreement, shall in no manner affect the right to enforce the same, and a waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any breach of any other provision, or of a later breach of this Agreement.

     (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (g) This Agreement shall inure to the benefit of and be binding upon, Bond Purchase and Escrow Agent, and their respective personal representatives, agents, heirs, successors and assigns.

     (h) Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective heirs, personal representatives, successor and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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     (i) No change,  modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed by Bond Purchase, Tramor and Escrow Agent, whereupon such change, modification or termination shall be binding upon all parties to this Agreement.

     (j) This Agreement and the obligations of the Escrow Agent hereunder shall terminate when the Escrow Funds and all Earnings thereon have been distributed as provided herein.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                              BOND PURCHASE, L.L.C.

                                              By: /s/ David L. Johnson
                                                      David L. Johnson, Member

                                              ASSURED QUALITY TITLE COMPANY

                                              By:  /s/ Jose L. Evans
                                              Name:    Jose L. Evans
                                              Title:   President



                                     RECEIPT

     The Escrow Agent hereby acknowledges receipt of the Escrow Fund in the amount of Four Million Seven Hundred Fifty-One Thousand Dollars ($4,751,000) and agrees to serve as Escrow Agent under this Agreement.

January 12, 2000                              ASSURED QUALITY TITLE COMPANY


                                              By:  /s/ Jose L. Evans
                                              Name:    Jose L. Evans
                                              Title:   President

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